QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Quidel Corporation
10165 McKellar Court
San Diego, CA 92121

March 25, 2002

U.S. Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549

        Re:    Confirmation of Receipt of Representations from Arthur Andersen LLP

        Arthur Andersen LLP has audited the consolidated financial statements of Quidel Corporation as of December 31, 2001 and for the year then ended and has issued its report thereon dated February 8, 2002.

        Please be advised that Arthur Andersen has represented to the Company that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

        Please contact me if you have any questions regarding this matter.

Respectfully submitted,
By:	/s/ PAUL E. LANDERS
Paul E. Landers Chief Financial Officer

QuickLinks

  Exhibit 99.1
Quidel Corporation 10165 McKellar Court San Diego, CA 92121 March 25, 2002